UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2018

SCIENTIFIC GAMES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063
(Commission File Number)

6601 Bermuda Road, Las Vegas, Nevada 89119
(Address of principal executive offices) (Zip Code)

(702) 897-7150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition and Appointment of Group Chief Executive, Lottery

On December 17, 2018, Scientific Games Corporation (the “Company”) announced that Patrick J. McHugh, currently the Company’s Senior Vice President, Global Lottery Systems will, effective as of January 1, 2019, succeed James C. Kennedy as Executive Vice President and Group Chief Executive, Lottery.  Mr. Kennedy will remain with the Company, serving as Chairman, Lottery.

Mr. McHugh has worked in the lottery industry for more than 25 years, with the last 14 of them being with the Company, where he also serves on the leadership executive team.  As a result of his experience, Mr. McHugh has unparalleled gaming systems technology expertise in markets around the world directing complex technology deployments, operations, new business initiatives and strategic product development.  Mr. McHugh has also led many of the Company’s strategic industry firsts, including expanded distribution channels, cashless payments, sports betting, new network technology, iLottery and other digital platforms.

Amendment to Mr. Kennedy’s Employment Agreement

On December 16, 2018, the Company’s wholly owned subsidiary, Scientific Games International, Inc. (“SGI”) entered into an amendment to its employment agreement with Mr. Kennedy to reflect his transition to the role of Chairman, Lottery.  In consideration for his services in such role, the amendment provides that Mr. Kennedy will receive: (i) an award of 15,000 restricted stock units to be granted no later than January 11, 2019, which will vest in three equal installments on the first three anniversaries of the grant date; and (ii) on or prior to March 31, 2019, a cash bonus in an amount, net of taxes, equal to $26,000.

The amendment provides that, if Mr. Kennedy’s employment is terminated by SGI upon the expiration of his employment agreement, he will receive:  (i) continued payment of his base salary; (ii) payment of COBRA premiums if Mr. Kennedy elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, in the cases of (i) and (ii), for a period of up to 18 months; (iii) a cash payment paid over 12 months equal to the highest annual bonus received by Mr. Kennedy in the prior 2 years (but not more than his target annual bonus opportunity); and (iv) continued vesting of all his outstanding equity awards.

Except as provided above, the terms of Mr. Kennedy’s employment agreement generally remain unchanged.

Amendment to Mr. Quartieri’s Employment Agreement

On December 17, 2018, the Company entered into an amendment to its employment agreement with Michael A. Quartieri, the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Pursuant to the amendment, Mr. Quartieri’s base salary was increased to $675,000.  In addition, the term of Mr. Quartieri’s employment agreement was extended to December 31, 2021, subject to extension for an additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given.  If Mr. Quartieri’s employment is terminated by the Company upon the expiration of his employment agreement and Mr. Quartieri elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, Mr. Quartieri will receive, in addition to other severance benefits to which he may be entitled, payment of COBRA premiums for a period of up to 12 months.

Except as provided above, the terms of Mr. Quartieri’s employment agreement generally remain unchanged.

 Item 7.01.  Regulation FD Disclosure.

On December 17, 2018, the Company issued a press release announcing that Mr. McHugh will succeed Mr. Kennedy as Executive Vice President and Group Chief Executive, Lottery.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 as well as in Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Scientific Games Corporation, dated December 17, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: December 17, 2018	By:	/s/ Michael A. Quartieri
Name: Michael A. Quartieri
Title: Executive Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary